Contact:
James A. Coyne Vice Chairman and Chief Financial Officer Stoneleigh Partners Acquisition Corp. (203) 663-4200

FOR IMMEDIATE RELEASE

STONELEIGH  PARTNERS ACQUISITION CORP.

RECEIVES NOTICE FROM EXCHANGE

            South Norwalk, CT, February 13, 2009  – Stoneleigh Partners Acquisition Corp. (the “Company”) (NYSE ALTERNEXT US: SOC.U, SOC and SOC.WS)  announced today that it received notice from the NYSE Alternext US, LLC (“Exchange”) indicating that it was below certain additional continued listing standards of the Exchange, specifically that the Company had not held an annual meeting of stockholders in 2008, as set forth in Section 704 of the Exchange’s Company Guide. The notification from the Exchange indicates that the Company has until March 10, 2009 to submit a plan advising the Exchange of action it has taken, or will take, that would bring the Company into compliance with all continued listing standards by August 11, 2009. Upon receipt of the Company’s plan, which the Company anticipates filing with the Exchange prior to the March 10, 2009 deadline, the Exchange will evaluate the plan and make a determination as to whether the Company has made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards, in which case the plan will be accepted. If accepted, the Company will be able to continue its listing, during which time the Company will be subject to continued periodic review by the Exchange’s staff. If the Company’s plan is not accepted, the Exchange could initiate delisting procedures against the Company.

            Stoneleigh Partners Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination with one or more operating businesses.

            Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of the Company to satisfy the conditions to complete a business combination and those other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

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